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                                 Exhibit 10.8

Amendment to Employment Agreement, dated June 27, 1997, between Registrant and Alan Chervitz

    This Amendment to Employment Agreement is made as of the 20th day of May, 1999, by and between Alan Chervitz (the "Employee") and Innovasive Devices, Inc., a Massachusetts corporation (the "Company").

1. The Employee and the Company are parties to an Employment Agreement dated as of June 27, 1997 (the "Employment Agreement"). The Employee and the Company are also parties to an Income Continuation Agreement date as of April 6th, 1999 (the "Income Continuation Agreement"). The Employee and the Company wish to amend the Employment Agreement and the Income Continuation Agreement to avoid certain inconsistencies in the Employment Agreement and the Income Continuation Agreement.

2. The Employee and the Company agree that if the Employee becomes entitled to receive Income Continuance Payments (as defined in the Income Continuation Agreement) in the circumstances described in Article III of the Income Continuation Agreement, the provisions of the Income Continuation Agreement shall govern and the employee and the Company will not be subject to the provisions of Section 4(a) and 5 of the Employment Agreement. In such an event, the payment by the Company of Income Continuation Payments shall be deemed to be payments required under Section 5 (I) of the Employment Agreement for the purpose of Section 6(a) of the Employment Agreement.

3. In all other circumstances, the Employment Agreement shall remain in full force and effect as written.

    IN WITNESS WHEREOF, the parties have caused this amendment to Employment Agreement to be executed and delivered as of the day and year first above written.

   _______________                       INNOVASIVE DEVICES, INC.
    Alan Chervitz

                                           By:
                                           Name:  Richard D. Randall
                                           Title: President and CEO